Clene Receives $3 Million Loan from State of Maryland to Support

Development of Commercial Manufacturing Facility

$3 million 60-month loan to support capital equipment purchases in new 75,000-square-foot facility in Elkton, Maryland, for manufacture of Clene’s lead drug candidate, CNM-Au8®, for treatment of ALS

SALT LAKE CITY, May 19, 2022 -- Clene Inc. (NASDAQ: CLNN) along with its subsidiaries “Clene” and its wholly owned subsidiary Clene Nanomedicine, Inc., a clinical-stage biopharmaceutical company focused on revolutionizing the treatment of neurodegenerative disease, today announced that the Maryland Board of Public Works has finalized a $3 million loan facility with Clene Nanomedicine. The loan was provided by the state’s Neighborhood BusinessWorks program within the Maryland Department of Housing and Community Development.

This non-dilutive loan for capital equipment purchases will support the expansion of Clene’s operations in Cecil County, Maryland, at a new commercial manufacturing facility for production of its lead drug candidate, CNM-Au8®, a gold nanocrystal suspension. The purchased capital equipment will secure the loan. This expansion is aligned with Clene’s anticipation of the potential commercialization of CNM-Au8 as a treatment for amyotrophic lateral sclerosis (ALS). Clene expects topline data in the third quarter of 2022 from a Phase 2/3 registrational study, the HEALEY ALS Platform trial, evaluating CNM-Au8 in ALS patients.

“These funds enable Clene to accelerate our infrastructure buildout without the need for dilutive capital as we work toward commercial-scale manufacturing of CNM-Au8,” said Mark Mortenson, Founder & Chief Scientific Officer of Clene Nanomedicine. “We appreciate the continued financial support from the state of Maryland, the town of Elkton, and Cecil County. This loan is another great example of public-private partnerships that support continued investment in activities that create high-value pharmaceutical manufacturing jobs, specifically producing nanotherapeutics at Clene that have the potential to improve the lives of people living with neurodegenerative diseases.”

When fully developed and operational, Clene’s 75,000-square-foot facility is expected to bring hundreds of new jobs to Cecil County in a federally Qualified Opportunity Zone in Elkton, Maryland.

About CNM-Au8®, a gold nanocrystal suspension

CNM-Au8 is an oral suspension of gold nanocrystals developed to restore neuronal health and function by increasing energy production and utilization. The catalytically-active nanocrystals of CNM-Au8 drive critical cellular energy producing reactions that enable neuroprotection and remyelination by increasing neuronal and glial resilience to disease-relevant stressors. CNM-Au8® is a federally registered trademark of Clene Nanomedicine, Inc.

About Clene

Clene is a clinical-stage biopharmaceutical company focused on revolutionizing the treatment of neurodegenerative disease by targeting energetic failure, an underlying cause of many neurological diseases. The company is based in Salt Lake City, Utah, with R&D and manufacturing operations in Maryland. For more information, please visit https://clene.com or follow us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the “safe harbor” provisions created by those laws. Clene’s forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding our future operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements represent our views as of the date of this press release and involve a number of judgments, risks and uncertainties. We anticipate that subsequent events and developments will cause our views to change. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include our substantial dependence on the successful commercialization of our drug candidates, if approved, in the future; our ability to demonstrate the efficacy and safety of our drug candidates; the clinical results for our drug candidates, which may not support further development or marketing approval; actions of regulatory agencies;, our ability to achieve commercial success for our drug candidates, if approved; our ability to obtain additional funding for operations; the effects of inflation; the effects of staffing and materials shortages; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties set forth in “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to rely unduly upon these statements. All information in this press release is as of the date of this press release. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

Media Contact	Investor Contact
Erica Fiorini, Ph.D., or David Schull	John Woolford
Russo Partners, LLC	Managing Director, Westwicke
Erica.fiorini@russopartnersllc.com	clene@westwicke.com
David.schull@russopartnersllc.com	+1-443-213-0506
+1-212-845-4253

Source: Clene Inc.